Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Corporation Completes Acquisition of

Colonial Homes of Fort Myers/Naples, Florida

Dallas and Scottsdale, Arizona (February 14, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced that it has completed the purchase of the homebuilding assets of Colonial Homes of Fort Myers/Naples, Florida (“Colonial”).  Colonial controls approximately 1,800 lots in the Fort Myers/Naples area and closed 355 homes in 2004 at an average selling price of approximately $347,000, resulting in home closing revenue of $123 million.

“We are excited about our expansion in the fast-growing state of Florida,” said John R. Landon, Meritage Co-Chairman and CEO.  “Consistent with our past acquisitions, we expect to grow this division rapidly and anticipate closing approximately 400 homes in this division in 2005.”

Tony Persichilli, Division President of Colonial, will remain with the Company as President of the Fort Myers/Naples division.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  During its 18-year history, the Company has built approximately 35,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include that we anticipate closing approximately 400 homes in our Fort Myers/Naples division in 2004.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

With respect to the Colonial Homes acquisition, these uncertainties include:  the risks that the Colonial Homes business will not be integrated successfully; that market and financing synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that unanticipated expenses and liabilities may be incurred; and that the combined companies will lose key employees or suppliers.

Meritage’s business is also subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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